Renee Sabel

(210) 220-5416

or

Selim Bingol

210-844-4278

FOR IMMEDIATE RELEASE

Cullen/Frost Will Not Apply for Federal Bailout Funds

Declines Capital Purchase Program Funding

SAN ANTONIO-Cullen/Frost Bankers Inc. (NYSE: CFR), one of the largest Texas-based banking institutions, today announced it will not apply for funds available through the Capital Purchase Program, which is part of the federal government's Troubled Assets Relief Program (TARP) to provide banks with fresh capital.

"After careful consideration, we have made a business decision that Cullen/Frost will not seek federal CPP funds," said Cullen/Frost Chairman and CEO Dick Evans.

"Cullen/Frost is well capitalized now and for the foreseeable future, with sufficient capital to grow our business and take advantage of acquisition opportunities. We operate exclusively in Texas. Even in a slowing national economy with fluctuating energy prices, Texas continues to experience better job growth than the rest of the country, and we remain cautiously optimistic about our business prospects," said Evans.

"As we have in the past, we expect that our business and its earnings - coupled with our strong capital base - will provide the necessary capital to continue our growth," Evans continued.

Evans expressed Cullen/Frost's support for the program as a key element in the government's efforts to remedy the turmoil in the nation's housing and credit markets.

"The Administration and the Congress are taking swift, aggressive and smart steps to stabilize the nation's financial markets. We applaud the creativity and initiative, and fully expect that these efforts will bear fruit," Evans said.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $14.1 billion at September 30, 2008. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Frost operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest Texas-based banking organization that operates only in Texas, with a legacy of helping clients with their financial needs during three centuries.

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